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Exhibit No. 99.2    1998-1999 Stock Option Plan.


                        FIRSTLINK COMMUNICATIONS, INC.
            1998-1999 COMBINED INCENTIVE STOCK OPTION ("ISO") AND
                    NONQUALIFIED STOCK OPTION ("NSO") PLAN

1.   PURPOSE

     The purpose of the FirstLink Communications, Inc. 1998-1999 Combined Incentive Stock Option and Nonqualified Stock Option Plan (the "Plan") is to promote the growth and general prosperity of FirstLink Communications, Inc., an Oregon corporation (the "Company") and its subsidiary corporations by permitting the Company to grant options to purchase shares of its common stock (the "Common Stock") to key employee's and directors. The Plan is designed to help attract and retain superior personnel for positions of substantial responsibility With the Company and its subsidiary corporations, and to provide key employees with an additional incentive to contribute to the success of the company and those subsidiary corporations. The Company intends that options granted pursuant to the provisions of the Plan as incentive stock options ("ISO") will qualify as "incentive stock options" within the meaning of Section 421 through 424 of the Internal Revenue Code of 1986, as amended (the "Code"). Nonqualified stock options ("NSO") granted under the Plan will not meet the requirements of Sections 421 through 424 of the Code.

2.   ADMINISTRATION

     2.1 PLAN ADMINISTRATORS. This Plan shall be administered by the Company's Board of Directors. The Board of Directors is hereafter referred to as the "Plan Administrators." The Board may designate a committee to act as the Plan Administrators. Actions of the Plan Administrators shall be taken by majority vote or by unanimous written consent.

     2.2 AUTHORITY OF PLAN ADMINISTRATORS. Subject to the provisions of the Plan, and with a view to effecting its purpose, the Plan Administrators shall have sole authority, in their absolute discretion:

          2.2.1     to construe and interpret the Plan,

          2.2.2     to define the terms used herein,

          2.2.3 to prescribe, amend and rescind rules and regulations relating to the Plan,

          2.2.4 to determine the individuals to whom options to purchase shares of Common stock shall be granted under the Plan,

          2.2.5 to determine the time or times at which options shall be granted under the Plan,

          2.2.6 to determine the number of shares of Common Stock subject to each option, the option price, and the duration of each option granted under the Plan,

          2.2.7 to determine all of the other terms and conditions of options granted under the Plan, and

          2.2.8 to make all other determinations necessary or advisable for the administration of the Plan and do everything necessary or appropriate to administer the Plan.

     All decisions, determinations and interpretations made by the Plan Administrators shall be final and conclusive on all participants in the Plan and on their legal representatives, heirs and beneficiaries. The Plan Administrators shall endeavor to ensure that ISO option agreements entered into pursuant to the Plan meet all the requirements for incentive stock options described in of the Code.

     2.3 INDEMNIFICATION OF PLAN ADMINISTRATORS. In addition to such other rights of Indemnification as they may have as directors or as officers of the Company, the Plan Administrators shall be indemnified by the company against all reasonable expenses, including attorneys' fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection With any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any option thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Plan Administrator is liable for negligence or misconduct in the performance of his duties; provided that within sixty (60) days after institution of any such action, suit or proceeding a Plan Administrator shall in writing offer the company the opportunity, at its own expense, to handle and defend the same.

     2.4 TERMS, CONDITIONS AND METHOD OF GRANT. The terms and conditions of options granted under the Plan may differ from one another as the Plan Administrators, In their absolute discretion, shall determine as long as all options granted under the Plan satisfy the requirements of the Plan. No employee who receives an option (the "optionee") shall have any rights with respect to an option granted under the Plan unless the optionee shall have executed and delivered to the Plan Administrators an option agreement. The option agreement shall be in the form and shall contain such provisions consistent with the Plan as the Plan Administrators, acting with the benefit of legal counsel, shall deem advisable. The date of the option agreement shall be the date of granting the option to the optionee for all purposes of the Plan. No option under the Plan shall be granted the exercise of which shall be conditioned upon the exercise of any other option under the Plan or any other plan.

3.   NUMBER OF SHARES SUBJECT TO PLAN

     Subject to the provisions of Section 13, the maximum aggregate number of shares that may be optioned and sold under the Plan is 500,000 shares of authorized and unissued Common Stock. If any of the options granted under the Plan expire or terminate for any reason before they have been exercised in full, the unpurchased stock subject to those expired or terminated options shall again be available for the purposes of the Plan. The Plan Administrators may designate any option granted under the Plan as ISO or NSO.

4.   ELIGIBILITY AND PARTICIPATION

     Only key management, full-time employees or directors of the company or its subsidiaries shall be eligible for selection by the Plan Administrators to participate in the Plan. As used herein, the term "full-time employee" shall mean any person employed by the Company or its subsidiaries, in return for salary, wages or other compensation, whose employment shall be regular as opposed to a part time or job basis.

5.   PLAN DETAILS

     5.1 EFFECTIVE DATE. The Plan shall become effective upon its adoption by the Board of Directors of the company, subject to approval of the Plan by the shareholders of the Company, as provided in Section 15. The Plan shall continue in effect for a term of ten (10) years unless sooner terminated under
Section 14.

     5.2 DURATION OF OPTIONS. Each option and all rights thereunder granted pursuant to the terms of the Plan shall expire on the date determined by the Plan Administrators, but in no event shall any option granted under the Plan expire later than ten (10) years from the date on which the option is granted. In addition, each option shall be subject to early termination as provided in the Plan.

     5.3 EXERCISE PRICE. The purchase price for shares of Common Stock acquired pursuant to the exercise (in whole or in part) of any option shall be not less than the fair market value of the stock at the time of the grant of the option. Fair market value shall be determined by the Plan Administrators on the basis of those factors they deem appropriate; provided that the Plan Administrators shall make a good faith effort to determine such fair market value in selecting such factors.

6.   EXERCISE

     6.1 EXERCISE OF OPTIONS. Each option shall be exercisable in one or more installments during its term, and the right to exercise may be cumulative as determined by the Plan Administrators. No option may be exercised for a fraction of a share of Common Stock or other than on a business day of the Company. The full purchase price of any shares purchased shall be paid at the time of exercise of the option by a combination of cash, certified or cashier's check payable to the order of the Company, or shares of Common Stock. If any portion of the purchase price is paid in shares of Common Stock, those shares shall be tendered at their then fair market value, as determined by the Plan Administrators in accordance with Section 5.3 of the Plan. No option may be exercised on a date later than ten (10) years from the date it is granted. For persons who own ten (10) percent of the voting power or value of all classes of the Company, the maximum exercised period is five
(5) years for ISO options.
     6.2 WRITTEN NOTICE REQUIRED. Any option granted pursuant to the terms of the Plan shall be considered exercised when written notice of that exercise, together with the investment representations described in Section 7, if any, have been given to the Company at its principal office by the person entitled to exercise the option and full payment for the shares with respect to which the option is exercised has been received by the Company. Upon receipt thereof, and in connection with the transfer of Common Stock, the Company shall provide optionee with a written statement containing the information required by Section 6039(a) of the Code.

7.   COMPLIANCE WITH STATE AND FEDERAL LAWS

     Shares of Common Stock shall not be issued with respect to any option granted under the Plan unless the exercise of that option and the issuance and delivery of the Common Stock pursuant to that exercise shall comply with all relevant provisions of state and Federal laws, rules and regulations, and the requirements of any stock exchange upon which the Common Stock may then be listed, and shall be further subject to the approval of counsel for the Company with respect to that compliance. If any law or any regulation of the Securities Exchange Commission, or of any other Federal or State body having jurisdiction shall require the Company or the optionee to take any action in connection with the shares specified in the optionee's notice, then the date for the delivery of the shares shall be adjourned until the completion of the necessary action. The Plan Administrators shall also require (to the extent required by applicable laws, rules and regulations) an optionee to furnish evidence satisfactory to the Company (including a written and signed representation letter and a consent to be bound by any transfer restrictions imposed by law, legend condition, or that the Common Stock is being purchased only for investment and without any present intention to sell or distribute the Common Stock in violation of any law, rule or regulation. Further, each optionee shall consent to the imposition of a legend on the shares of Common Stock subject to this option restricting their transferability as may be required by applicable laws, rules and regulations.

8.   EMPLOYMENT OF OPTIONEE

     Each optionee, if requested by the Plan Administrators, must agree in writing as a condition of the granting of his option, that he will remain in the employ of the Company or one of its subsidiaries following the date of the granting of that option for a period specified by the Plan Administrators, which period shall in no event exceed three (3) years. Nothing in the Plan (including the foregoing sentence) or in any option agreement entered into under the Plan shall confer upon any optionee any right to continued employment by the Company or any subsidiary, or limit in any way the right of the Company at any time to terminate or alter the terms of that employment.

9.   OPTION RIGHTS UPON TERMINATION OF EMPLOYMENT

     If an optionee ceases to be employed by the Company, without regard to the anticipated duration of that unemployment, for any reason other than death or permanent and total disability, his option shall immediately terminate, unless an option agreement allows the option to be exercised (to the extent exercisable on the date of termination of employment or other relationship) at any time within three (3) months after the date of termination of employment.

10.  OPTION RIGHTS UPON DEATH OR DISABILITY

     Except as otherwise limited by the Plan Administrators at the time of the grant of an option, if an optionee dies or becomes permanently and totally disabled within the meaning of Section 22(e) (3) of the Code while employed by the Company or a subsidiary, or dies within three (3) months after ceasing to an employee thereof, his option shall expire six (6) months after the date of death or the date of permanent and total disability, unless either the option agreement or the Plan otherwise provides for earlier termination. During that six (6) months (or shorter) period, the person or persons to whom the optionee's rights under the option shall pass by will or by the laws of descent and distribution, but only to the extent that the optionee is entitled to exercise the option at the date of death or the date of permanent and total disability, as the case may be.

11.  PRIVILEGES OF STOCK OWNERSHIP

     Notwithstanding the exercise of any option granted pursuant to the Plan, no optionee shall have any of the rights or privileges of a shareholder of the Company in respect of any shares of Common Stock issuable upon the exercise of his or her option until the optionee becomes a shareholder of record.

12.  OPTIONS NOT TRANSFERABLE

     Options granted pursuant to the terms of the Plan may not be sold, pledged, assigned, or transferred in any manner other than by will or the laws of descent or distribution and may be exercised during the lifetime of an optionee only by that optionee.

13.  ADJUSTMENTS

    13.1 ADJUSTMENTS FOR CHANGES IN CAPITALIZATION OR ORGANIZATION: AND ACCELERATION OF RIGHT TO EXERCISE OPTION. All options granted pursuant to the Plan shall be adjusted in a manner prescribed by this section.

    13.1.1 If the outstanding shares of the Common Stock of the Company are increased, decreased, changed into, exchanged for a different number or kind of shares or securities through recapitalization, reclassification, stock dividend, stock split, or reverse stock split, an appropriate and proportionate adjustment shall be granted under the Plan. A corresponding adjustment changing the number or kind of shares of Common Stock allocated to unexercised options or portions thereof, which shall have been granted prior to any such change, shall likewise be made. Any such adjustment in outstanding options shall be made without change in the aggregate purchase price applicable to the unexercised portion of the option, but with a corresponding adjustment in the price for each share of Common Stock or other unit of any security covered by the option.

     13.1.2 Upon the effective date of the dissolution orliquidation of the Company, or of a reorganization, merger, combination, or consolidation of the Company with one or more other corporations in which the Company is not the surviving corporation, or of the transfer of substantially all of the assets or stock of the Company to another corporation, the Plan and any option theretofore granted hereunder shall terminate unless provision is made in writing in connection with that transaction for the continuance of the Plan and for the assumption of options theretofore granted hereunder, or the substitution for those options of new options covering the stock of the successor Corporation, or a parent or subsidiary thereof, with appropriate adjustments, as determined or approved by the Plan Administrators, as to the number and kind of shares of Common Stock subject to the substituted options and prices therefor, in which event the Plan and the options theretofore granted, or the new options substituted therefor, shall continue in the manner and under the terms so provided. For the purposes of the preceding sentence, the excess of the aggregate fair market value of the shares subject to the option immediately after the substitution or assumption over the aggregate option price of those shares shall not be more than the excess of the aggregate fair market value of the shares subject to the option immediately before the substitution or assumption over the aggregate option price of those shares, and the new option or assumption of the old option shall not give the optionee additional benefits which the optionee did not have under the old option.

               In the event of such dissolution, liquidation, reorganization, merger, combination, consolidation, or sale or transfer of assets or stock in which provision is not made in the transaction for the continuance of the Plan and for the assumption of options theretofore granted or the substitution for those options of new options covering the securities of a successor corporation or a parent or subsidiary thereof, or
               (ii) a difference between the excess of the aggregate fair market value of the shares subject to the option immediately after the substitution or assumption over the aggregate option price of those shares and the excess of the aggregate fair market value of the shares subject to the option immediately before the substitution or assumption over the aggregate option price of those shares, each optionee (or that person's estate or a person who acquired the right to exercise the option from the optionee by bequest or inheritance) shall be entitled, prior to the effective date of the consummation of any such transaction, to purchase, in whole or in part, in full number of shares of common Stock under the option or options granted to him which he would otherwise have been entitled to purchase during the remaining term of the option and without regard to any otherwise applicable exercise restrictions set forth in the option agreement. To the extent that any such exercise relates to stock that is not otherwise available for purchase through the exercise of the option by the optionee at that time, the exercise shall be contingent upon the consummation of that dissolution, liquidation, reorganization, merger, combination, consolidation, or sale or transfer of assets or stock.

    13.1.3 Notwithstanding the foregoing, in the event of a complete liquidation of a subsidiary corporation, or in the event that such corporation ceases to be a subsidiary corporation as that term is defined herein, any unexercised options theretofore granted to an employee of the subsidiary corporation shall be deemed canceled three (3) months after the occurrence of any such event unless the employee shall become employed by the company or by any other subsidiary corporation on or before the occurrence of any such event.

14.  TERMINATION

     14.1 TERMINATION AND AMENDMENT OF PLAN. The Plan shall terminate ten(10) years after the earlier of its adoption by the Board of Directors or its approval by the shareholders of the company, and no options shall be granted under the Plan after that date; provided, however, that termination of the Plan shall not terminate any option granted prior thereto, and options granted prior to termination of the Plan and existing at the time of the termination of the Plan shall continue to be subject to all the terms and conditions of the Plan as if the Plan had not terminated. Subject to the limitation contained in Section14.2, the Plan Administrators may at any time amend or revise the terms of the Plan (including the form and substance of the option agreements to be used hereunder), provided that no amendment or revision (unless a majority of the shareholders of the company approve such amendment) shall (i) increase the maximum aggregate number of shares of Common Stock provided for in section 3that may be sold pursuant to options granted under the Plan, except with the approval of the shareholders of the Company, or except as required under the provisions of Section 13.1.1, (ii) permit the granting of an option to anyone other than as provided for in Section 4, (iii) increase the maximum term provided for in Section 5.2 and 5.4 of any option, or (iv) change the minimum purchase price for shares of Common Stock under Sections 5.3 and 5.4.

     14.2 PRIOR RIGHTS AND OBLIGATIONS. No amendment, suspension, or termination of the Plan shall, without the consent of the optionee, alter or impair any of that optionee's rights or obligations under any option granted under the Plan prior to that amendment, suspension, or termination.

15.  APPROVAL OF SHAREHOLDERS

     Within twelve (12) months before or after its adoption by the Board of Directors of the Company, the Plan must be approved by the shareholders of the Company holding at least a majority of the voting stock of the Company voting in person or by proxy at the duly held shareholders' meeting. Options may be granted under the Plan prior to obtaining those approvals, subject to the limitations of Section 14 concerning the period during which options may be granted, but those options shall be contingent upon those approvals being obtained and may not be exercised prior to the receipt of those approvals.

16.  RESERVATION OF SHARES OF COMMON STOCK

     The Company, during the term of the Plan, will at all times reserve and keep available a sufficient number of shares of Common Stock to satisfy the requirements of the Plan. In addition, the Company will from time to time, as is necessary to accomplish the purposes of the Plan, seek to obtain from any regulatory agency having jurisdiction any requisite authority in order to grant options under the Plan and to issue and sell shares of Common Stock hereunder. The inability of the Company to obtain from any regulatory agency having jurisdiction the authority deemed by the Company's counsel to be necessary to the lawful issuance and sale of Common Stock hereunder shall relieve the Company of any liability in respect of the nonissuance or sale of the stock as to which the requisite authority shall not have been obtained.

17.  HEADINGS

     The headings of the sections of the Plan are for convenience only and shall not be considered or referred to in resolving questions of interpretation.

18.  NO BROKER'S COMMISSIONS

     No commissions may be paid to brokers on the sale by the Company to the optionee of shares of Common Stock that is optioned and sold under the Plan.

19.  APPLICATION OF FUNDS

     The proceeds received by the Company from the sale of shares of Common Stock pursuant to options will be used for general corporate purposes.

20.  NO OBLIGATION TO EXERCISE OPTION

     The granting of an option shall impose no obligation upon the optionee to exercise such option.

21.  NAME

     The Plan is known as the "FirstLink Communications, Inc. 1998-1999 Combined Incentive Stock Option and Nonqualified Stock Option Plan."

22.  ADOPTION

     The Plan was adopted by a resolution duly adopted by the Board of Directors of the Company on August 21, 1998.


                              Company:

                              FIRSTLINK COMMUNICATIONS, INC.

                              By:  /s/  A. Roger Pease
                                   --------------------------------
                                   A. Roger Pease, President

                                 CERTIFICATION

     I hereby certify that the foregoing Plan was adopted by the Board of Directors of the Company on August 21, 1998.


                              /s/ Jeffrey S. Sperber
                              ---------------------------------------
                              Jeffrey S. Sperber, Assistant Secretary


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                  AMENDMENT TO FIRSTLINK COMMUNICATIONS, INC.
               1998-1999 COMBINED INCENTIVE STOCK OPTION ("ISO")
                  AND NONQUALIFIED STOCK OPTION ("NSO") PLAN


                                   RECITALS:

     A. FirstLink Communications, Inc., an Oregon corporation (the "Company"), desires to promote the growth and general prosperity of the Company and its subsidiary corporations. Accordingly, the Company has granted options to purchase its shares of common stock (the "Common Stock") to certain key employees.

     B. The Company adopted the FirstLink Communications, Inc. 1998-1999 Combined Incentive Stock Option ("ISO") and Nonqualified Stock Option ("NSO") Plan (the "1998 Option Plan") on August 21, 1998. The Company now desires greater flexibility to vary the terms of certain nonqualified stock options (the "NSOs") previously granted to certain Company employees and thus enable the Company to provide certain key employees with additional incentive to contribute to the success of the Company.

     C. Accordingly, the Company desires to adopt this Amendment to FirstLink Communications, Inc. 1998-1999 Combined Incentive Stock Option ('ISO") and Nonqualified Stock Option ("NSO") Plan (this "Amendment") and thus amend the 1998 Option Plan. All capitalized terms not herein defined shall have the meanings given to them in the 1998 Option Plan.

     D. The existing 1998 Option Plan makes the requirements for issuance of ISOs under Sections 421 through 424 of the Internal Revenue Code, as amended (the "ISO Code Requirements") applicable to both ISOs and NSOs granted under the 1998 Option Plan.

     NOW, THEREFORE, the Company adopts the following Amendment:

                                  AMENDMENT:

     1.   ISO REQUIREMENTS INAPPLICABLE TO CERTAIN NSOS.   To the extent the
1998 Option Plan makes the ISO Code Requirements applicable to NSOs granted pursuant to the 1998 Option Plan, the 1998 Option Plan is amended so that such ISO Code Requirements shall not be applicable to NSOs granted under the 1998 Option Plan, except that the requirements of Section 5.3 shall continue to apply to NSOs. In addition, certain other restrictions of the 1998 Option Plan shall not be applicable to NSOs granted under the 1998 Option Plan, as provided in this Amendment. The Plan Administrators may provide in each optionee's option agreement for NSOs granted under the 1998 Option Plan the extent to which such requirements and restrictions may be waived or modified.

     2. AMENDMENT TO CERTAIN SECTIONS OF THE 1998 OPTION PLAN. Without limiting the foregoing, the following particular sections of the 1998 Option Plan shall be amended as provided herein:

          a. CASHLESS EXERCISE. Section 6.1 is amended to permit an optionee to exercise all or any portion of his or her NSOs in any manner provided for in such optionee's option agreement.

          b. OPTION RIGHTS UPON TERMINATION OF EMPLOYMENT. Section 9 is amended to permit an optionee to exercise all or any portion of his or her NSOs in any manner and for the length of time provided for in such optionee's option agreement.

          c. OPTION RIGHTS UPON DEATH OR DISABILITY. Section 10 is amended to permit an optionee to exercise all or any portion of his or her NSOs in any manner and for the length of time provided for in such optionee's option agreement.

          d.   ADJUSTMENTS FOR CHANGES IN CAPITALIZATION OR ORGANIZATION.
     Section 13.1 is amended to permit an optionee to exercise all or any portion of his or her NSOs in any manner and for any length of time provided for in such optionee's option agreement, regardless of any change in capitalization or organization of the Company and or its successors or assigns.

          e. SHAREHOLDER APPROVAL NOT ALWAYS NEEDED. Section 15 is amended in so far as shareholder approval shall not be required to approve NSOs granted to optionees pursuant to the 1998 Option Plan, nor shall shareholder approval be necessary to approve the 1998 Option Plan itself with respect to the Company's authority to grant nonqualified stock options.

     3. TERMINATION. Section 14 shall be amended by removing the two references to Section "5.4," which does not exist in the 1998 Option Plan.

     4. ADOPTION OF AMENDMENT. Notwithstanding anything in the Amendment to the contrary, this Amendment shall not amend or change any provision of the 1998 Option Plan that requires shareholder approval as set forth in Section 14.1.

     5. NO OTHER MODIFICATION. Except as amended by this Amendment, the 1998 Option Plan shall remain unmodified and in full force and effect.

     6. APPLICABLE LAW. This Amendment shall be construed, applied, and enforced in accordance with the laws of the state of Oregon.

     IN WITNESS WHEREOF, the Company has adopted this Amendment as of the date first written above.

                              COMPANY:

                              FIRSTLINK COMMUNICATIONS, INC.


                              By:  /s/ A, Roger Pease
                                 ----------------------------------------
                                   A. Roger Pease, President


                                 CERTIFICATION

     I hereby certify that the foregoing Amendment was adopted by the Board of Directors of the Company on February 23, 1999.


                              /s/ Jeffrey S. Sperber
                              ---------------------------------------
                              Jeffrey S. Sperber, Assistant Secretary